TYPE:  EX-1




U.S. Securities and Exchange Commission
Washington D.C. 20549

Reference: Global Boulevard International, Inc.            March 20, 2000


To Whom It May Concern:

The firm of James E. Slayton, Certified Public Accountant has reviewed the statements made in Form 8-K, dated March 17, 2000, Item 4. Changes in Registrant's Certifying Accountant. The statements made are accurate and correct.

Professionally,


/s/
--------------------------
James E. Slayton, CPA